Exhibit 99.1

NEWS RELEASE

American Oil & Gas Completes Five Well Niobrara
Re-Completion Program at Fetter

DENVER – January 7, 2010, American Oil & Gas, Inc. (NYSE Amex: AEZ) provides the following production information from the five well Niobrara re-completion program pursuant to terms of a previously announced participation agreement at American’s 53,000 gross (33,000 net) acre Fetter field project, located in the Powder River Basin of Wyoming:

	Hageman	Wallis	Hageman	Sims	Sims
	11-22	6-23	16-34H	43-28	7-25
Date of Completion	11-6-2009	11-23-2009	12-14-2009	12-15-2009	12-26-2009
Days on Production	47	42	19	11	7

Max 24 hour rate:
Oil (bbls)	50	455	111	95	181
Natural gas (MCF)	180	656	132	248	1,245
BOE	80	564	133	136	389

Avg daily production:
Oil (bbls)	34	121	47	41	98
Natural gas (MCF)	113	517	89	159	655
BOE	53	207	62	68	207

Pat O’Brien, Chairman and CEO of American, stated, “Our goal of creating a commercially viable developmental drilling program at Fetter remains on track. Results to date from our Niobrara re-completions give us added confidence that by combining production from the Frontier and Niobrara formations in vertically drilled wells, in addition to the potential for horizontal wells, we can establish a large multi-year development program in the field. We will now allow the wells to produce from the Niobrara formation while we plan additional field activity.”

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.